                                  EXHIBIT 11.1

                   CALCULATION OF NET INCOME PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------------
                                                                    1996               1995             1994
                                                                -----------        -----------      -----------
Net income (loss)..........................................       $17,404            $ 2,099          $(80,989)

Dividends declared on Preferred Stock......................        (1,531)            (1,484)                -
                                                                  -------            -------          --------
Amount available to common shareholders....................       $15,873            $   615          $(80,989)
                                                                  =======            =======          ========
Weighted average number of Common Shares Outstanding.......        31,428             29,259            23,330
                                                                  =======            =======          ========
Net income (loss) per Common Share.........................       $  0.51            $  0.02          $  (3.47)
                                                                  =======            =======          ========

           CALCULATION OF WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                 (IN THOUSANDS)

                                                                             YEARS ENDED DECEMBER 31,
                                                                -----------------------------------------------
                                                                    1996               1995             1994
                                                                -----------        -----------      -----------

Shares outstanding from beginning of period................        28,150             27,722           22,559

2,978 stock options and warrants exercised in 1996.........         1,363                  -                -

5,019 Common Shares issued in connection with the GARI
 merger on November 15, 1994...............................             -                  -              646

144 stock options exercised in 1994........................             -                  -              125

428 stock options exercised in 1995........................             -                213                -

4,089 Common Shares issued in connection with the November
 1996 offering of common stock.............................           607                  -                -

Common Stock equivalents of:
 Series F Preferred Stock..................................             *                  *                -
 Stock options and warrants................................         1,308              1,324                -
                                                                   ------             ------           ------
Weighted average Common Shares outstanding.................        31,428             29,259           23,330
                                                                   ======             ======           ======

* Not included in computation for the period because it has the effect of decreasing the loss per share or is antidilutive.